Exhibit (8)(f)(iii)

                 AMENDMENT NO. 2 TO FUND PARTICIPATION AGREEMENT

     THIS AMENDMENT NO. 2 TO FUND PARTICIPATION AGREEMENT (the "Amendment") is effective as of December 31, 1997, by and among GREAT AMERICAN RESERVE INSURANCE CO. (the "Company") and AMERICAN CENTURY INVESTMENT SERVICES, INC. (the "Distributor"). Capitalized terms not otherwise defined herein shall have the meaning ascribed to them in the Agreement (defined below).

                                    RECITALS

     WHEREAS, the Company and Distributor are parties to that certain Fund Participation Agreement dated April 30, 1997 as amended by Amendment No. 1 dated November 15, 1997 (collectively the "Agreement") in connection with the participation by the Funds in Contracts offered by the Company; and

     WHEREAS, the parties wish to supplement the Agreement as provided herein to add an additional Account to those authorized to offer the Funds as investment options under the Contracts.

     NOW, THEREFORE, in consideration of the mutual promises set forth herein, the Company and Distributor hereto agree as follows:

     1. Addition of Account. The Company represents and warrants that it has established Separate Account F, which is a separate account under Texas Insurance law, and has registered the Account as a unit investment trust under the 1940 Act to serve as an investment vehicle for the Contracts. After the date of this Amendment, all references to "Accounts" in the Agreement shall be deemed to include Separate Account F.

     2. Ratification and Confirmation of Agreement. In the event of a conflict between the terms of this Amendment and the Agreement, it is the intention of the parties that the terms of this Amendment shall control and the Agreement shall be interpreted on that basis. To the extent the provisions of the Agreement have not been amended by this Amendment, the parties hereby confirm and ratify the Agreement.

     3. Counterparts. This Amendment may be executed in two or more counterparts, each of which shall be an original and all of which together shall constitute one instrument.

     4. Full Force and Effect. Except as expressly supplemented, amended or consented to hereby, all of the representations, warranties, terms, covenants and conditions of the Agreement shall remain unamended and shall continue to be in full force and effect.

     IN WITNESS WHEREOF, the undersigned have executed this Amendment No. 2 as of the date first above written.

GREAT AMERICAN RESERVE                     AMERICAN CENTURY INVESTMENT
INSURANCE CO.                              SERVICES, INC.



By:  /s/ L Gregory Gloeckner               By:  /s/ William M. Lyons
     ---------------------------                --------------------------------
     Name: L Gregory Gloeckner                  Name:  William M. Lyons
     Title: Senior Vice President               Title:  Executive Vice President